                                                                   Exhibit 10(J)

                          GDC ENVIRO-SOLUTIONS, INC.

                             EMPLOYMENT AGREEMENT

                                TAREK ELNAGGAR

     THIS AGREEMENT made this ___ day,1997 September, 1995, by and between GDC ENVIRO-SOLUTIONS, INC., a Louisiana corporation, hereinafter called "Company," and TAREK ELNAGGAR hereinafter called "Employee,"

                                  WITNESSETH:

     1.   NATURE AND PURPOSE OF AGREEMENT.   Employee desires to perform
executive and managerial services as an employee of the Company in the capacity of its President . The board of directors of the Company (Board) has determined what reasonable compensation will be paid to Employee and has offered employment for such compensation and any of the other benefits discussed below. Employee is willing to accept employment with Company on such terms. This Agreement is a personal services agreement and cannot be assigned other than as provided in section 20, nor can any of Employee's duties be subcontracted to others.

     2.   EMPLOYMENT.   Company hereby employs Employee as President of Company.
Employee hereby accepts employment from Company upon the terms and conditions set forth in this Agreement. Although Company may not and does not legally bind itself that Employee shall have the title of President, the Board which has authorized this Agreement has elected him to that office to serve in accordance with the Company's Bylaws, and it is the present intention of the Board to retain and continue him in that position.

     3.   TERM.
          a. The original term of employment under this Agreement is for a period of approximately two (2) years, commencing on the date above first written and terminating on the last day of the twenty-fourth (24th) calendar month following commencement, unless otherwise terminated as provided in this Agreement.

          b. Company shall have the option to extend the term for an additional two years on the same terms and conditions, including salary. Such extended term will commence on the first day of the twenty-fifth (25th) calendar month following commencement. The option will be exercised by Company giving written notice to Employee on or before the last day of the twenty-first (21st) calendar month following commencement. Employee must accept the offer in writing by the end of the twenty-second (22nd) calendar month following commencement.

     4.   COMPENSATION.   For all services rendered by this Agreement, Company
will pay Employee an annual salary of One Hundred Thousand Five Hundred Eighty Dollars ($100,580), such salary to be paid in equal amounts on or before the fifteenth (15th) and last day of each month. This salary may be adjusted from time to time by mutual agreement on the basis of the value of Employee's services to Company and for unusual absences from duty because of illness,
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accident, or time spent in other activities on leaves of absence; and any such adjustments may increase or decrease said annual salary.

     5.   BONUSES.   In addition to the basic compensation described in
paragraph 4, above, Company, in the sole judgment and discretion of the Board, may pay to Employee an additional sum during each year of employment as a bonus based on the net profits of the Company. It is understood and agreed that such a bonus is not a part of the consideration of this Agreement and need not be paid at all to Employee.

     6.   INSURANCE.   The Company, in its discretion, may apply for and procure
in its own name and for its own benefit insurance of any kind and in any amount or amounts considered advisable; and Employee may have no right, title, or interest therein. Employee must submit to any medical or other examination and to execute and deliver any application or other instrument in writing as may be reasonably necessary to effectuate such insurance.

     7.   EXPENSES.   During the term of this Employment Agreement the Company
will pay, within the budget established by the Board, all reasonable and necessary expenses incurred by Employee in furtherance of, or in connection with, the promotion of the business of Company, including expenses for entertainment, travel, and contributions; any such expenses which are paid in the first instance by Employee will be reimbursed to Employee by Company during the month following the month in which said expenses are incurred, provided that Employee promptly submits vouchers for such expenses. Failure to submit the vouchers within one month of the expense being incurred may result in the forfeiture of the right of reimbursement.

     8.   DUES AND FEES.   Company will pay, within the budget established by
the Board, all dues and fees of business, civic, social, and professional societies and organizations, the expenses of attending business and professional meetings, conventions, and institutes, all premiums on life insurance owned by Company, if any, all premiums on other policies of insurance provided for herein or in any corporate plan of insurance, and the cost of all business and professional books and periodicals.

     9.   EXECUTORY RIGHTS UNDER CERTAIN PLAN OR PLANS.   Company agrees that
nothing contained herein is intended, or will be deemed to be granted to Employee in lieu of any rights or privileges to which Employee may be entitled as an Employee of Company under any retirement, pension, profit sharing, insurance, hospitalization, health, or other plan or plans which may now be in effect or which may be adopted hereafter.

     10.  OTHER BENEFITS.   To the extent not provided for specifically
elsewhere herein, insurance (medical, dental, accident, and life), leave (maternity, sick, and vacation), participation in ERISA employee benefit plans, and company automobile, cellular telephone, and credit card will be provided in accordance with and pursuant to Company policy, as it may be amended from time to time.
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     11.  REIMBURSEMENT OF DISALLOWED COMPENSATION AND EXPENSES.   In the event
any compensation, expenses, or any reimbursement of expenses paid to Employee shall, upon audit or other examination of the income tax returns of Company, be determined not to be an allowable deduction from the gross income of Company and such determination be acceded to by Company, or such determination be made final by the appropriate state or federal taxing authority or a final judgment of a court of competent jurisdiction, then Employee will repay to Company the amount of such disallowed compensation or expenses or both. Such repayment may not be waived by Company.

     12.  TERMINATION BY DEATH.   In the event of Employee's death during the
term of employment under this Agreement, Employee's legal representative will be entitled to receive the compensation due Employee through the last day of the calendar month in which Employee's death shall have occurred. Within sixty (60) days after the date of Employee's death, Company will pay to Employee's spouse a death benefit of Five Thousand Dollars ($5,000.00) if such spouse is living at the time of Employee's death. If Employee's spouse is not living at the time of Employee's death, said death benefit will be paid to Employee's estate.

     13.  TERMINATION OTHER THAN BY DEATH.

          a. Employment under this Agreement will terminate for reasons other than death of Employee upon the first of the following events to occur:

               (i) upon not less than sixty (60) days' written notice by either party to the other party or

               (ii) upon not less than five (5) days' written notice by Company to Employee upon Employee's being out on sick leave (whether paid or unpaid) for a total of thirty (30) work days within any twenty-four (24) month period or

               (iii) upon not less than three (3) days' written notice by the non-breaching party to the other party upon any breach of any of the obligations provided herein or

               (iv) upon not less than three (3) days' written notice by Employee pursuant to paragraph 20.b.

          b.   For purposes of clause 13.a.(iii),

               (i) breach by Employee will include, but not be limited to: failure to perform duties or refusal to obey legal direction or instruction of the Board, substance abuse (including any use of an illegal substance), dishonesty, acts of moral turpitude, fraud, defalcation, illegal acts, and gross negligence causing damage to Company and

               (ii) breach by Company will include, but not be limited to: failure to elect Employee to the office named, failure to pay Employee as agreed, and knowingly issuing illegal instructions or directions to Employee.

     14.  RIGHTS UPON TERMINATION.
          a.   In the event employment under this Agreement is terminated:
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               (i)    by the Company pursuant to the terms of clause 13.a.(i) or by Employee pursuant to clause 13.a.(iii), the Company will pay Employee as liquidated damages that pro rata portion remaining under
                                              --- ----
          this Agreement based on Employee's annual salary as set out herein or

               (ii) by Employee pursuant to the terms of clause 13.a.(i) or by the Company pursuant to clause 13.a.(ii) or 13.a.(iii), above, the Company will pay Employee that pro rata portion of Employee's annual
                                         --- ----
          salary up to and including the date of termination of employment or

               (iii) by Employee pursuant to clause 13.a.(iv) the Company will pay Employee as liquidated damages a sum equal to two (2) years annual salary as set out herein.

          b. For all purposes of this section 14, the term "salary" will include accrued and un-forfeited but unpaid vacation, but exclude unused sick leave. In any event, reimbursable expenses will be paid up through the date of termination in accordance with the provisions of paragraph 7, above.

          c. In the circumstances of clause 14.a.(i), all incentive compensation and bonus compensation established by a written plan is to continue through the full term of employment under this Agreement. In the circumstances of clause 14.a.(ii), all incentive and bonus compensation is to terminate as of the first day of the month following the date of termination.

          d. In the circumstances of clause 14.a.(i) within the original term of employment under this Agreement, the non-competition provisions of paragraph 17.e are to be void and of no effect. After the original term of employment under this Agreement, the provisions of paragraph 17.e are to be effective regardless of the means of termination of employment.

     15.  EMPLOYEE'S DUTIES.   Employee must devote all of his/her time and
effort to the performance of her/his duties as an executive of Company and to perform such other lawful duties as are assigned from time to time by the Board.

     16.  OWNERSHIP OF DISCOVERIES.   All inventions, discoveries, or
improvements conceived or first reduced to practice (Discoveries), either alone or jointly with others, from the date of employment with Company and for a period of one year after termination of employment will belong to Company. The Company's ownership is to be absolute no matter where the Discovery is made, whether or not the Discovery is patentable or protectable as a trade secrets, or whether or not it is related in any way to any product, process, or other Discovery owned by the Company. Employee must sign any and all documents reasonably necessary to effectuate the complete ownership in all jurisdictions of the Discovery by Company. Employee must promptly disclose to Company any Discovery. All expenses of filing or prosecuting any claims are to be the sole responsibility of Company. Company may only abandon its right to Employee by a written assignment.
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     17.  DUTY OF LOYALTY.
          a. During employment, Employee will have access to trade secrets and other confidential or proprietary information, some of which may be produced by Employee (collectively, Confidential Information). Any information produced by Employee during employment will belong to Company.

          b. During the term of employment under this Agreement and thereafter, Employee will neither disclose any Confidential Information nor at any time remove or retain without Company's express consent any figures, calculations, letters, papers, or other Confidential Information of any type or description.

          c.   Employee also warrants and covenants that, without the prior
                        ----
written permission of Company, (s)he will not disclose, reveal, divulge, or make known to any person (outside the Company), firm, corporation, or entity, nor will (s)he use for any purpose outside Company's business: (i) the Company's clientele lists, (ii) the contents of any process, (iii) any data, (iv) any samples or materials, (v) any consulting information, (vi) any methods or office procedures, (vii) any filing systems, (viii) any computer software systems, subsystems, routines, and subroutines, (ix) any proprietary rights or work product developed for or on behalf of Company (except information within the public domain), (x) any information regarding any trade secrets or confidential information reposed in him by Company, or (xi) any information regarding the transactions of Company with its clients or the state of the accounts of the individuals, firms, corporation, or others with whom Company does business.

          d. No obligation of confidentiality will exist as to information and material that:
               (i) at the time of disclosure is public knowledge or, after disclosure become public knowledge in a manner unrelated to the disclosure and through no act or omission of Employee or

               (ii) was known to Employee as evidenced by written records prior to his initial affiliation with the Company or

               (iii) is received from a third party who did not, directly or indirectly, obtain the information or material from the Company or

               (iv) is required to be disclosed by a Court (including an established form of alternative dispute resolution) or government agency, provided that Company is given reasonable notice and opportunity to contest the required disclosure.

          e. Further, Employee during the term of employment under this Agreement and for a period of two (2) years after termination of employment (whether such termination occurs during or after the term of employment under this Agreement), warrants and covenants not to compete with the Company, whether as an owner or employee, directly or indirectly, within the boundaries of the following parishes in the
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State of Louisiana: Ascension, East Baton Rouge, West Baton Rouge, Iberville,
Rapides, St. Bernard, St. James, and St. John the Baptist and within the boundaries of the municipalities of (and counties encompassing) Freeport, Texas, Paterson, Jew Jersey, and Niagara Falls, New York. For the purposes hereof, cooperation with any person in a legal proceeding against the Company or against a client of the Company will be deemed a violation of this covenant not to compete. Furthermore, soliciting the employment of any employee of Company will be deemed a violation of this covenant not to compete. Should any Court or other legal authority determine that the non-competition area set out is too large to be enforceable, then such authority is to redefine the area to the maximum that can be enforced, and the non-competition clause, as amended is to be fully enforced.

          f. Company will be entitled to obtain an injunction requiring compliance with the terms of this Section 17 notwithstanding any provision herein for the payment of liquidated damages. Furthermore, Employee acknowledges that it is not possible to measure adequately the cost to the Company for any breach of this Section 17; accordingly, Employee agrees to pay as liquidated damages: (i) the amount of Five Thousand Dollars ($5,000) for each and every breach of the confidentiality provisions of paragraphs 17.a or 17.b, and (ii) the amount of Five Thousand Dollars ($5,000) for each week or part of a week that Employee breaches the non-competition agreement provision of paragraph 17.c.

     18.  NOTICES.   Any notices required or permitted to be given under this
Agreement will be sufficient if in writing and if sent by registered mail to the last known residence of Employee or to the principal office of the Company, as the case may be. Other means that provide for actual delivery of a written notice are also effective.

     19.  WAIVER OF BREACH.   Waiver by either party of a breach of any
provision of this Agreement by the other will not operate, or be construed, as a waiver of any subsequent breach.

     20.  ASSIGNMENT.
          a. In the event of sale, assignment, or other transfer of the Company's business or a substantial part of its assets or of the Company's merger into or consolidation with another corporation, the rights and benefits of the Company under this Agreement will be transferable and all obligation and liability of the Company will thereafter cease and terminate; provided that the transferee, in writing, assumes the full performance on the Company's behalf of all the terms and provisions hereof to be performed following the date of such assignment, with the same force and effect as if such transferee originally had been a party to this Agreement.

          b. Provided, however, that, should any transfer effected after 30 September 1996 result in a change in control, Employee will have three (3) months within which to determine, in his/her sole discretion, if the change in control will materially adversely affect Employee's ability to work with the new control group. A change in control means circumstances where those shareholders currently controlling Company are no longer in effective control of the election of directors; provided that one or more sales in the open market of shares by a controlling shareholder cannot result in a change in control for these purposes, even if such sale(s) result in loss of effective control. Should Employee determine, in her/his sole discretion that there is a material adverse effect on his/her ability to work with the new control group, then Employee can terminate this agreement as provided in clause 13.a.(iv). The notice must be in writing, delivered within the three (3) months of the change in control.

     21.  INTEGRATION.   This agreement constitutes the final expression by the
parties of their agreement with respect to the subject matter hereof. This replaces all prior discussions, writings, and other communications. This agreement is not to be amended except in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is addressed.

     22.  AMENDMENT.   This agreement may not be modified or amended except in a
writing executed by all parties.

     23.  GENDER AND PLURALITY.   Wherever applicable, the pronouns designating
the masculine or neuter will equally apply to the feminine, neuter, or masculine genders. Furthermore, wherever applicable within this contract, the singular will include the plural and vice versa.

     24.  CAPTIONS.   Article, section, and paragraph captions and headnotes are for reference purposes only and will not be considered to affect context.

     25.  SEVERABILITY.   Should any part of this agreement be found by a Court
of competent jurisdiction to be void or against public policy, such part is to be deleted; but the contract, as so amended, is to remain in full force and effect.

     26.  LIABILITY AND LIMITATIONS THEREOF.
          a. Any party is entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this contract, said right to be in addition to any of the remedies otherwise available.

          b. Neither party is to be liable for any delay due to causes beyond the reasonable control of such party. In the event of such cause, the party delayed is to notify the other promptly of the cause of the delay and of the expected length of the delay.

          c. Neither party will be liable to the other under or related to this contract for any special, indirect, or consequential damages, including, but not limited to lost profits, even if the parties or any of them have knowledge of the possibility of such damages.
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     27.  CHOICE OF LAW.   This Agreement is to be governed by the laws of the
State of Louisiana.

     28.  ARBITRATION.   If any controversy or claim arising out of this
contract cannot be settled by the parties, the controversy or claim must be submitted to mediation under the Mediation Rules of the American Arbitration Association (AAA). Should the mediation not be successful in resolving the issue, the matter will be submitted to arbitration in accordance with the rules of the AAA then in effect (as modified herein). The discovery rules, including sanctions, of the Federal Rules of Civil Procedure are to be applied in any such arbitration, modified as may be necessary in the opinion of the arbitrator(s) to give effect to the AAA rules governing timeliness.

     29.  LEGAL PROCEEDINGS AND VENUE.   Should there be any legal proceedings
in spite of the foregoing arbitration clause, all parties waive the right to a jury trial and consent to jurisdiction and venue for legal proceedings with respect to any claim or dispute hereunder or in any way related to the employment in the Nineteenth Judicial District Court in and for the Parish of East Baton Rouge, Louisiana.

     SIGNED by the parties hereto on the day and year first above written as the free act and deed of the signatory.

                                        COMPANY:

                                        GDC Enviro-Solutions, Inc.
(SEAL)


/s/ Donald L. Murphy, Jr.               By:/s/ Harry C. Conger
-------------------------                  ------------------------------
Secretary                                         President

                                        EMPLOYEE:



                                        /s/ Tarek Elnaggar
                                        ---------------------------------
                                        TAREK ELNAGGAR